Exhibit 19.0

Insider Trading Policy

October 30, 2024

PURPOSE

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Tronox Holdings plc and the handling of confidential information about Tronox Holdings plc and its subsidiaries (collectively, the “Company”) and the companies with which the Company does business. Tronox Holdings plc’s Board of Directors has adopted this Policy to promote compliance with U.S. federal securities laws relating to insider trading and maintain integrity and ethical conduct in the trading of its securities by insiders, including, without limitation, directors, officers and employees.

PERSONS SUBJECT TO THE POLICY

This Policy applies worldwide to all directors, officers and employees of the Company (“insiders”). This Policy also applies to (a) family members and anyone else that lives with, or whose transactions in securities are directed by or subject to the influence and control of, an insider; and (b) legal entities that are controlled by an insider (with respect to any such person or persons, collectively, “Related Persons” and each, a “Related Person”). Each insider of the Company is responsible for ensuring that any Related Person does not engage in the activities restricted or prohibited by this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to all market transactions in the Company's securities, including ordinary shares, options to purchase ordinary shares, or any other type of securities that the Company may issue, including, but not limited to, preferred stock, notes, bonds, convertible securities and warrants, as well as derivative securities relating to any of the Company's securities, whether or not issued by the Company.

POLICY

1.    No Trading While in Possession of Material Nonpublic Information.

(a) Trading in Company Securities. While in possession of information about the Company that is “material” and “nonpublic,” as defined in Section 9 below, no Company director, officer, employee or Related Person may conduct a market transaction involving Company securities or engage in any other action to take advantage of, or pass on to others, material nonpublic information to any other person, including family members and friends. There are no exceptions to this Policy, except as specifically noted below. Market transactions that may seem necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. Merely being aware of material nonpublic information at the time of a purchase or sale of Company securities can result in liability under the U.S. federal securities laws.

(b) Trading in Other Securities. No Company director, officer, employee or Related Person may buy or sell securities of any other company, while in possession of material nonpublic information relating to that company that was obtained in the course of employment with the Company or the performance of services on the Company’s behalf. In addition, no such person may engage in any other action to take advantage of, or pass on to others, such material nonpublic information.

2.    Window Periods. All Insiders are prohibited from trading in the Company’s securities outside of certain window periods.

(a) Window Periods. To minimize the possibility that trades will be made on the basis of material nonpublic information and to avoid the appearance of impropriety, Insiders may generally only conduct market transactions in Company securities during the "window period" beginning at the close of regular trading on the first full Trading Day following the public release of the Company's quarterly or annual earnings for the immediately preceding fiscal quarter or year and ending at the close of regular trading on the fourteenth day prior to the close of the next fiscal quarter or year. “Trading Day” means a day on which the New York Stock Exchange is open for trading. For example, if the Company publicly releases its earnings before the open of the market on Monday, Insiders may conduct market transactions in Company securities beginning after the close of regular trading on Monday. If, however, the public release is made after the market opens on Monday, Insiders may not conduct market transactions in Company securities until after the close of regular trading on Tuesday. However, a market transaction in Company securities may not take place even during a window period if the Insider is aware of any material nonpublic information related to the Company or its securities.

(b)     Event-Specific Blackout Periods. From time to time, even during a window period, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions, dispositions or other developments)

may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which time certain or all Insiders are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify any or all of the Insiders affected who shall not disclose the existence of the blackout period to any other person.

3.    Preplanned Transaction Exception. Insiders are permitted to engage in market transactions outside of a window period pursuant to a securities trading arrangement entered into by such a person for a transaction or series of transactions to take place in the future that complies with Rule 10b5-1 prescribed by the SEC under the Securities and Exchange Act of 1934 (the “1934 Act”) (such plan a “Rule 10b5-1 Plan”); provided that such Rule 10b5-1 Plan is established during a window period and pre-cleared in accordance with Section 5 below.

4.    Release of Material Nonpublic Information (Tipping). All Company directors, officers, employees and Related Persons are prohibited from (a) directly or indirectly communicating, or causing to be communicated, material nonpublic information for other than legitimate corporate purposes; (b) recommending the purchase or sale of securities, or otherwise procuring someone to deal in those securities, while aware of material nonpublic information even without actually disclosing such information; or (c) knowingly assisting someone who is engaged in any of the above activities. Even a seemingly innocent remark or casual statement about the Company could be characterized as improper tipping of information if the tipper is aware of material nonpublic information, so comments should be carefully considered before being made. Penalties under U.S. federal securities law may apply whether or not the person passing on the information derives a benefit from another person’s action. In fact, the SEC has imposed substantial penalties on tippers even though they did not profit from the trading conducted by the person being tipped.

5.    Pre-clearance of Securities Transactions.

(a) Because Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a window period under Section 2(a) above, without first pre-clearing all transactions in the Company's securities in accordance with Section 5(b) below.

(b) No Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer or gift of) any Company security at any time without first obtaining prior approval from the Office of the Corporate Secretary of the Company (the “Corporate Secretary”). Trading may not occur unless and until clearance from the Corporate Secretary has been obtained.

(c) The Corporate Secretary shall record the date each request is received and the date and time each request is approved or denied. Unless revoked, a grant of permission will normally remain valid until the close of regular trading on the second full Trading Day following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. If an Insider seeks pre-clearance and permission to engage in the transaction is denied, then such person should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

(d)    If an Insider is seeking pre-clearance for entry into a Rule 10b5-1 Plan or a trading plan that is not implemented under Rule 10b5-1 and that does not have the protections of Rule 10b5-1 (a “non-Rule 10b5-1 Plan”), each such plan must be submitted to the Corporate Secretary for pre-clearance. Any subsequent termination of, or modification to, any approved plan must also be pre-cleared. A copy of the executed version of any pre-cleared Rule 10b5-1 Plan and non-Rule 10b5-1 Plan, or any pre-cleared amendment or termination of such trading plan, must be provided to the Corporate Secretary for retention reasonably promptly upon execution, but no event later than the last day of the fiscal quarter in which it was executed.

6.    Margin Accounts and Pledged Securities. In order to avoid a margin sale or foreclosure sale at a time when a Company director, officer, employee or Related Person pledgor is aware of material nonpublic information or otherwise is not permitted to trade Company securities pursuant to Section 2, no Company director, officer, employee or Related Person may hold Company securities in a margin account or otherwise pledge (or hypothecate) Company securities as collateral for a loan without first obtaining prior approval from the Corporate Secretary. Pre-clearance is required for such transactions because Company securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and Company securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Any Company director, officer, employee or Related Person preparing to pledge Company securities or hold such securities in a margin account must submit a request for approval to the Corporate Secretary at least two weeks prior to the proposed execution of documents evidencing the proposed pledge or margin account. In its request, such Company director, officer, employee or Related Person shall:

(a)     enclose copies of the governing documents evidencing the proposed pledge or margin account, which governing documents must provide such person with the opportunity to substitute or provide additional collateral or to repay the loan before the pledged Company securities may be sold; and

(b) undertake to the Company (in form and manner satisfactory to the Company) (i) to maintain adequate financial capacity to repay the loan or cover the margin call, as applicable, without resort to the pledged Company securities and (ii) to substitute or provide additional collateral or repay the loan in the event of a borrower default or margin call, as applicable, at a time when such person is aware of material nonpublic information or otherwise is not permitted to trade Company securities pursuant to Section 2.

7.    Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if any Insiders engage in certain types of transactions. It therefore is the Company’s policy that such persons may not engage in any of the following transactions:

(a)     Hedging. Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities;

(b)     Short-Term Trading. Insiders who purchase Company securities in the open market may not sell any Company securities of the same class for at least six months after the purchase or vice versa;

(c)    Short Sales. Insiders may not sell the Company's securities short; and

(d)     Publicly-Traded Options. Insiders may not buy or sell puts or calls or other derivative securities on the Company's securities.

8.    Reporting Requirements. Insiders must report any change in ownership of equity-based Company securities, including as a result of any gifts of equity-based Company securities, promptly to the Corporate Secretary. Insiders are responsible for causing all required reports to be filed with the SEC, most of which are now required to be filed within two business days of a relevant transaction or other change in beneficial ownership. In that regard, the Corporate Secretary will assist Insiders who grant powers of attorney authorizing the filing of such reports and provide, in a timely manner, the information necessary to prepare such reports.

9.    Definitions.

(a) Material Nonpublic Information. U.S. federal securities laws prohibit the use of material nonpublic information in connection with the purchase or sale of securities. A person who is aware of material nonpublic information when making a purchase or sale of securities will be deemed to have used such material nonpublic information in connection with the purchase or sale.

(i)    “Material information” means information relating to the business operations or securities of a company that, if publicly disseminated, would likely affect the market price of any of the company’s securities or that would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Information dealing with the following subjects is often found to be material: earnings or earnings estimates, share repurchase plans, major new products, discoveries or advances in research, significant contracts, major litigation, significant cybersecurity incidents, potential sales or acquisitions, and confidential business plans or activities. This list is not exclusive. Employees should consult with the Corporate Secretary regarding any questions about whether certain information is material.

(ii) Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is considered to have been publicly disclosed a reasonable time after it has been published in widely available newspapers or other media, been the subject of a press release issued by the Company, been disclosed in any document publicly filed with the SEC or otherwise been widely disseminated to the public.

(b)     Insiders. “Insiders” means the members of the Company’s Board of Directors, officers who have been designated by the Company’s Board of Directors as “officers” for purposes of Section 16 of the 1934 Act, and certain employees or other persons identified by the Company’s Legal Department, and any Related Persons with respect to each of the foregoing.

(c)     Market Transactions. “Market transactions” include any direct or indirect purchase or sale of Company securities. Examples of market transactions include the purchase or sale of Company securities, intraplan transfers and/or interplan transfers involving Company ordinary shares in the Company’s investment or stock ownership plans or the altering of contribution rates in those plans, and the cashless exercise of stock options.

(i)    Transactions Under Company Plans. Although all market transactions by Insiders that involve equity-based Company securities are reportable, the prohibition against trading in Company securities does not apply to all transactions involving Company securities. Examples of transactions that are not prohibited market transactions under U.S. federal securities laws include the continuing of regular investments in the Company’s 401(k) plan or regular purchases or reinvestments of dividends under a direct purchase and dividend reinvestment plan so long as the regular investments and purchases were started at a time when the participant was not aware of material nonpublic information. Prohibited market transactions also do not include the exercise of stock options if the underlying stock acquired as a result of exercising a stock option is not sold as in a “cashless exercise” or the election for the Company to withhold a sufficient number of shares of Company securities to pay any taxes due (x) when restrictions lapse on restricted stock held by a director, officer or employee and/or (y) when a director, officer or employee exercises a stock option.

(ii) Transactions Not Involving a Purchase or Sale. Bona fide gifts of Company securities are not market transactions, unless the person making the gift is aware of material nonpublic information and knows (or would be reckless in not knowing) that the recipient would sell such Company securities (i) prior to the disclosure of such material nonpublic information or (ii) when the person making the gift is otherwise not permitted to trade Company securities pursuant to Section 2. For the avoidance of doubt, bona fide gifts of Company securities by Insiders must be pre-cleared in accordance with Section 5(b). Further, transactions in mutual funds that are invested in Company securities are not market transactions subject to this Policy.

10.    Post-Termination Transactions. This Policy continues to apply to market transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

11.     Transactions by the Company. Securities laws, including prohibitions on insider trading, apply when the Company transacts in its own securities. The Company’s policy is to comply with applicable law, including the prohibition under Rule 10b-5 and applicable case law against trading while in possession of material non-public information. It is the policy of the Company that the Company will not engage in transactions in the Company’s securities while aware of material non-public information.

12.    Consequences of Violations. The Company considers compliance with this Policy and all Company policies to be of the utmost importance. Persons who violate this Policy will be subject to disciplinary action, which may include, but is not limited to, dismissal. Further, penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

13.    Individual Responsibility. All persons subject to this Policy have the individual responsibility to comply with this Policy. While the Corporate Secretary can and should be consulted regarding application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that Related Persons (as described above) do the same, rests with each individual director, officer or employee. Any action on the part of the Company or any attorney in the Office of the Corporate Secretary, or any other employee, pursuant to this Policy (or otherwise), including pre-clearance of any transactions or trading plans, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

14.    Company Assistance. Please direct any questions regarding compliance with this Policy to the Corporate Secretary.